Exhibit 99.1

Capital Bancorp, Inc. Announces Full Exercise and Closing of Underwriters’ Option To Purchase Additional Shares
Rockville, MD – October 4, 2018 (GLOBE NEWSWIRE) – Capital Bancorp, Inc. (“Capital” or the “Company”), the bank holding company for Capital Bank, National Association, today announced that the underwriters of Capital’s previously announced initial public offering that closed on September 28, 2018, have purchased an additional 334,310 shares of the Company’s common stock in connection with the exercise in full of their option to purchase additional shares. Capital has issued and sold an aggregate of 1,834,310 shares of its common stock in the offering, with total net proceeds to Capital of approximately $20.2 million, after deducting underwriting discounts and offering expenses. The offering also included 728,736 shares of the Company’s common stock sold by selling shareholders in the initial closing, resulting in aggregate net proceeds of approximately $8.5 million to the selling shareholders, after deducting underwriting discounts. Capital did not receive any proceeds from the sale of shares by the selling shareholders.
Keefe, Bruyette & Woods, A Stifel Company, and Stephens Inc. acted as joint book-running managers for the offering. Sandler O’Neill + Partners, L.P. and Hovde Group, LLC acted as co-managers for the offering. Capital was represented by Holland & Knight LLP. The underwriters were represented by Covington & Burling LLP.
The U.S. Securities and Exchange Commission (the “SEC”) declared the registration statement relating to these securities effective on September 25, 2018. The offering was made only by means of a prospectus. Copies of the final prospectus relating to the offering may be obtained from Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, or by calling (800) 966-1559, or from Stephens Inc., Attention: Syndicate, 111 Center Street, Little Rock, AR 72201, or by calling (501) 377-2131. Copies of the registration statement relating to these securities and the final prospectus may also be obtained free of charge from the SEC’s website at http://www.sec.gov.
About Capital Bancorp, Inc.
Capital is a registered bank holding company for Capital Bank, National Association, headquartered in Rockville, Maryland. Capital Bank, National Association, is a commercial-focused national banking association that offers commercial and consumer banking services to clients in the Washington, D.C. and Baltimore, Maryland metropolitan areas, alongside two nation-wide consumer lending brands, Church Street Mortgage, a mortgage division that originates conventional and government-guaranteed residential mortgage loans, and OpenSky, which provides secured credit cards to under-banked populations and those looking to rebuild their credit scores. As of June 30, 2018, Capital had total assets of $1.1 billion, total loans held for investment of $920.8 million, total deposits of $938.4 million, and total stockholders’ equity of $87.0 million.
Contact:
Jessica Lasko
240-283-0416
Ksenia Valentine
301-468-8848